Exhibit 3.214

WK-208740 Certificate ofIncorporationon Change of Name I DO HEREBY CERTIFY that ROWAN S116E#2, INC. having by Special resolution dated 25th day of May Two Thousand Ten changed its name, is now incorporated under name of Rowan Drilling (Trinidad) Limited Given under my hand and Seal at George Town in the Island of Grand Caym this 26th day of May Two Thousand Ten An Aut ice-., Registry of Companies, Cayman Islands.